EXHIBIT 99.1

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DAVIDsTEA Reports Third Quarter Fiscal 2021 Financial Results

➢	Third quarter sales of $22.2 million, up 18.5% sequentially

➢	Third quarter adjusted EBITDA of ($0.3) million

➢	Increased inventory level heading into holiday season

➢	Solid start to fourth quarter with robust Black Friday sales

MONTREAL, December 14, 2021 - DAVIDsTEA Inc. (Nasdaq: DTEA) (“DAVIDsTEA” or the “Company”), a leading tea merchant in North America, announced today its third quarter results for the three-month period ended October 30, 2021 (all amounts are expressed in Canadian dollars).

“Our everyday focus is on scaling and expanding our digital footprint as well as our wholesale business across North America, always with the customer in mind,” said Sarah Segal, Chief Executive Officer and Chief Brand Officer, DAVIDsTEA. “With a keen eye on innovation and growing sales, we introduced new products including three unique superfood organic hot chocolate blends and the biggest Holiday Countdown Collection ever. We expanded our product offering in over 1,200 Loblaw grocery and pharmacy storefronts, deployed six holiday-themed pop-up shops at select locations in Canada to support our 18 flagship stores, and launched a podcast series called ‘Steeping Together’, another way for us to share our passion for a tea lifestyle and speak to all of our tea fans, among several other initiatives. This enhanced go-to-market strategy, designed to leverage our exceptional brand across our digital-first omnichannel platform, will enable DAVIDsTEA to retain its loyal customer base and attract new tea consumers.”

“As we approach the holiday season, I would like to thank our entire team for its remarkable dedication, creativity and passion for our brand. Recently, we were recognized as a Great Place to Work® after independent analysis conducted by Great Place to Work Institute®. Given a period of unprecedented transformation and navigating through the ongoing COVID-19 pandemic, this recognition is a testament to our inclusive corporate culture, and to the commitment of our incredible team who takes pride in its work to delight tea consumers daily. This recognition also made us eligible to receive the designation of 2021’s Best Workplaces Managed by Women. With close to 70% of our leadership team being comprised of women, this distinction reinforces our positioning as an equal opportunity employer that offers exciting career opportunities to individuals across North America,” Ms. Segal added.

“The 15.3% decrease in third quarter sales year-over-year is largely due to a pandemic-fueled surge in online sales for our tea blends and accessories during the better part of fiscal 2020,” said Frank Zitella, President, Chief Financial and Operating Officer, DAVIDsTEA. “Progress achieved in transforming DAVIDsTEA can better be measured by the 18.5% sales increase on a sequential basis. The slight loss in adjusted EBITDA in the third quarter reflects planned investments in digital marketing, technology, distribution and staffing with a clear emphasis to drive top-line growth. Going forward, our growth strategy rests upon continuing to invest in our online presence, improving the customer experience by building world-class fulfillment capabilities, expanding relationships with wholesale partners and leveraging the store-in-store concept.

“On a sequential basis, we are pleased by our sales momentum and customer traction in the first seven weeks of the fourth quarter. This is supported by a strategic increase in inventory levels in anticipation of a strong holiday period and to mitigate ongoing global supply-chain issues, while maintaining a solid financial position,” Mr. Zitella concluded.

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Results for the Third Quarter of Fiscal 2021

Operating results for the three months ended October 30, 2021 compared to the operating results for the three months ended October 31, 2020

Sales. Sales for the three months ended October 30, 2021 decreased 15.3%, or $4.0 million, to $22.2 million from $26.2 million in the prior year quarter. On March 17, 2020, in response to the COVID-19 pandemic, the Company closed all its retail stores in Canada and the United States, and subsequently in the second quarter of Fiscal 2020 as part of its Restructuring Plan pursuant to the Companies’ Creditors Arrangement Act (“CCAA”), formal restructuring plan (“Restructuring Plan”) exited its brick-and-mortar stores except for 18 Canadian stores which were reopened on August 21, 2020. Accordingly, retail store sales for the quarter compare favorably to the prior year quarter by $1.0 million since stores were not open for two of the three months in the prior year. Sales from e-commerce and wholesale channels decreased by $5.1 million or 22.9% to $17.1 million from $22.1 million in the prior year quarter with the transition from last year’s pandemic-fueled surge of online sales to serving consumers throughout our omni-channel capabilities. E-commerce and wholesale sales represented 77.1% of sales, compared to 84.3% of sales in the prior year quarter.

Gross Profit. Gross profit of $8.6 million for the three months ended October 30, 2021 decreased by $2.2 million or 20.4% from the prior year quarter due to a decline in sales during the period, higher retail lease expenses and lower gross margin on tea, partially offset by lower delivery and distribution costs compared to the prior year quarter. Gross profit as a percentage of sales decreased to 38.7% for the quarter compared to 41.3% in the prior year quarter.

Selling, General and Administration Expenses (“SG&A”). SG&A increased by $3.1 million or 43.9% to $10.2 million in the quarter compared to the prior year quarter. Excluding the impact of software implementation and configuration costs and the impact of the wage and rent subsidies received under the Canadian government COVID-19 Economic Response Plan, Adjusted SG&A increased by $1.8 million or 20.9% to $10.4 million in the quarter primarily due to increases in recurring software related costs, staffing and online marketing expenses as we continue the transformation to a digital first organization. Adjusted SG&A as a percentage of sales in the quarter increased to 46.7% from 32.7% in the prior year quarter.

Restructuring Plan Activities, Net. Restructuring Plan activities, net includes an expense of $195 thousand related to professional services in connection with the completion of the CCAA proceedings compared to a gain of $10.7 million in the prior year quarter.

Results from Operating Activities. Results from operating activities during the quarter were negative $1.8 million compared to earnings of $14.4 million in the prior year quarter. Excluding the impact of the Restructuring Plan, the wage and rent subsidies received from the Canadian government under the COVID-19 Economic Response Plan, and software implementation costs, Adjusted operating loss amounted to $1.7 million in the quarter compared to an income of $2.3 million in the prior year quarter. The decrease in operating results is explained by lower Gross profit and increased SG&A in pursuit of our ongoing transformation to a digital first organization.

Finance Costs. Finance costs amounted to $71 thousand in the three months ended October 30, 2021, compared to nil from the prior year quarter.

Finance Income. Finance income of $28 thousand is derived mainly from interest on cash on hand and has decreased from the prior year quarter.

Net income (loss). Net loss was $1.9 million in the quarter ended October 30, 2021 compared to a Net income of $14.5 million in the prior year quarter. Adjusted net loss, which excludes the impact of Restructuring Plan activities, net, the wage and rent subsidies received from the Canadian government under the COVID-19 Economic Response Plan, software implementation costs and recovery of income taxes, amounted to a Net loss of $1.8 million compared to a Net income of $2.3 million in the prior year quarter.

Fully diluted earnings (loss) per common share. Fully diluted loss per common share was $0.07 in the quarter ended October 30, 2021 compared to fully diluted earnings per common share of $0.54 in the prior year quarter. Adjusted fully diluted loss per common share, which is Adjusted net loss on a fully diluted weighted average shares outstanding basis, was $0.07, compared to $0.09 in the prior year quarter.

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EBITDA and Adjusted EBITDA. EBITDA, which excludes non-cash and other items in the current and prior periods, was negative $778 thousand in the quarter ended October 30, 2021 compared to $15.3 million in the prior year quarter representing a decrease of $16.1 million over the prior year quarter. Adjusted EBITDA for the quarter ended October 30, 2021, which excludes the impact of stock-based compensation expense, the Restructuring Plan activities, net, the wage and rent subsidies received from the Canadian government under the COVID-19 Economic Response Plan, and software implementation costs was negative $308 thousand compared to $3.3 million for the same period in the prior year. The decrease in Adjusted EBITDA of $4.1 million reflects the decline in sales from last year’s pandemic-fueled surge of online sales, increases in recurring software related costs, planned increases in online marketing and staffing costs, partially offset by an improved delivery and distribution cost structure. All is an outcome of the continued transformation efforts resulting in the realignment of the business model to primarily an e-commerce and wholesale distribution model.

Liquidity and Capital Resources

As at October 30, 2021, we had $13.4 million of cash, primarily held by major Canadian financial institutions.

Working capital was $42.3 million as at October 30, 2021, compared to $62.7 million, excluding liabilities subject to compromise, as at January 30, 2021. The decrease in working capital is substantially explained from the use of cash on hand to pay for the settlement of obligations according to the Restructuring Plan Sanction Order amounting to $17.6 million.

Our working capital requirements are for the purchase of inventory, payment of payroll and other operating costs, including software purchases and implementation costs. Our working capital requirements fluctuate during the year, rising in the second and third fiscal quarters as we take title to increasing quantities of inventory in anticipation of our peak selling season in the fourth fiscal quarter. We fund our operating, capital and working capital requirements from a combination of cash on hand and cash provided by operating activities.

As at October 30, 2021, the Company had financial commitments in connection with the purchase of goods and services that are enforceable and legally binding on the Company, net of $0.3 million of advances, amounting to $5.9 million which are expected to be discharged within 12 months.

Completion of CCAA Proceedings

DAVIDsTEA also announced that PwC, the Court-appointed Monitor in the Company’s proceedings under the CCAA, has filed a Termination Certificate with the Québec Superior Court, certifying that all matters in connection with the CCAA proceedings have been completed. As a result, the CCAA proceedings and related Chapter 15 proceedings in the United States have ended and PwC has been discharged as Monitor. All documents relating to the CCAA proceedings are available at www.pwc.com/ca/davidstea.

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Condensed Consolidated Financial Data

(Canadian dollars, in thousands, except per share information)

	For the three months ended		For the nine months ended

	October 30,	October 31,	October 30,	October 31,
	2021	2020	2021	2020

Sales	$22,203	$26,225	$64,195	$81,497
Cost of sales	13,587	15,399	36,816	47,409
Gross profit	8,616	10,826	27,379	34,088
SG&A expenses	10,242	7,120	28,521	35,883
Restructuring plan activities, net	195	(10,743)	(76,964)	24,017
Operating income (loss)	(1,821)	14,449	75,822	(25,812)
Finance costs	71	35	104	3,260
Finance income	(28)	(53)	(118)	(361)
Net income (loss) before income taxes	(1,864)	14,467	75,836	(28,711)
Recovery of income taxes	-	—	(1,000)	—
Net income (loss)	$(1,864)	$14,467	$76,836	$(28,711)

EBITDA[1]	$(778)	$15,295	$78,841	$(19,646)
Adjusted EBITDA[1]	(308)	3,304	1,555	4,265
Adjusted SG&A expenses [1]	10,359	8,566	29,780	36,767
Adjusted operating income (loss) [1]	(1,743)	2,260	(2,401)	(2,680)
Adjusted net income (loss) [1]	$(1,786)	$2,278	$(2,387)	$(5,579)

Basic income (loss) per common share	$(0.07)	$0.55	$2.92	$(1.10)
Fully diluted income (loss) per common share	(0.07)	0.54	2.79	(1.10)
Adjusted fully diluted income (loss) per common share[1]	$(0.07)	$0.09	$(0.09)	$(0.21)
Gross profit as a percentage of sales	38.8%	41.3%	42.6%	41.8%
SG&A as a percentage of sales	46.1%	27.1%	44.4%	44.0%
Adjusted SG&A as a percentage of sales[1]	46.7%	32.7%	46.4%	45.1%

Cash used in operating activities	$1,553	$(12,016)	$(16,219)	$(19,896)
Cash used in financing activities	(237)	(250)	(559)	(5,821)
Cash provided by (used in) investing activities	—	(94)	(52)	1,304
Decrease in cash during the period	1,316	(12,360)	(16,830)	(24,413)
Cash, end of period	$13,367	$21,925	$13,367	$21,925

	October 30,	May 1,	January 30	October 31
As at	2021	2021	2021	2020
Cash	$13,367	$31,321	$30,197	$21,925
Accounts and other receivables	4,602	6,625	6,212	7,669
Prepaid expenses and deposits	4,835	11,578	14,470	13,400
Inventories	39,802	29,258	23,468	26,176
Trade and other payables	$13,958	$6,154	$4,152	$3,621

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1 Please refer to “Use of Non-IFRS Financial Measures” in this press release.

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Use of Non-IFRS Financial Measures

This press release includes “non-IFRS financial measures” defined as including: 1) EBITDA and Adjusted EBITDA, 2) Adjusted SG&A expenses, 3) Adjusted operating income (loss), 4) Adjusted net income (loss), and 5) Adjusted fully diluted income (loss) per common share. These non-IFRS financial measures are not defined by or in accordance with IFRS and may differ from similar measures reported by other companies. We believe that these non-IFRS financial measures provide knowledgeable investors with useful information with respect to our historical operations. We present these non-IFRS financial measures as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period but not in substitution to IFRS financial measures.

Please refer to the non-IFRS financial measures section in the Management’s Discussion and Analysis section of our Form 10-Q for a reconciliation to IFRS financial measures.

Note: This release should be read in conjunction with the Company’s Management’s Discussion and Analysis, which will be filed by the Company with the Autorité des marchés financiers on www.sedar.com and with the U.S. Securities and Exchange Commission on www.sec.gov and will also be available in the Investor Relations section of the Company’s website at www.davidstea.com.

Caution Regarding Forward-Looking Statements

This press release includes statements, including statements by the Company’s executive officers, that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results and there are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “expects”, “may”, “will”, “should”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the COVID-19 pandemic, our strategy of transitioning to e-commerce and wholesale sales, future sales through our e-commerce and wholesale channels, future lease liabilities, our results of operations, financial condition, liquidity and prospects, and the impact of the COVID-19 pandemic on the global macroeconomic environment.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended January 30, 2021, filed with both the United States Securities and Exchange Commission and with the Autorité des marchés financiers, and in our Quarterly Reports on Form 10-Q, filed with both the United States Securities and Exchange Commission and with the Autorité des marchés financiers, which could materially affect our business, financial condition or future results.

Conference Call Information

A conference call to discuss the third quarter Fiscal 2021 financial results is scheduled for December 14, 2021, at 5:00 pm Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at ir.davidstea.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for one year.

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About DAVIDsTEA

DAVIDsTEA offers a specialty branded selection of high-quality proprietary loose-leaf teas, pre-packaged teas, tea sachets, tea-related accessories and gifts through its e-commerce platform at www.davidstea.com and the Amazon Marketplace, its wholesale customers which include over 3,300 grocery stores and pharmacies, and 18 company-owned stores across Canada. We offer primarily proprietary tea blends that are exclusive to the Company, as well as traditional single-origin teas and herbs. Our passion for and knowledge of tea permeates our culture and is rooted in an excitement to explore the taste, health and lifestyle elements of tea. With a focus on innovative flavours, wellness-driven ingredients and organic tea, the Company launches seasonally driven “collections” with a mission of making tea fun and accessible to all. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
Maison Brison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514-731-0000	514-845-8763
investors@davidstea.com

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